UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Quanex Building Products Corp.
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Quanex Building Products Announces Nomination of Donald R. Maier for Election to Board of Directors HOUSTON, TEXAS, February 27, 2019 – Quanex Building Products Corporation (NYSE: NX) (“Quanex” or the “Company”) today announced that its Board of Directors (the “Board”) has nominated Donald R. Maier to stand for election as a director of Quanex. Mr. Maier will stand for election at the Company’s Annual Meeting of Stockholders on March 22, 2019, as set forth in Quanex’s 2019 Proxy Statement. As previously planned under the Board’s mandatory retirement policy, LeRoy D. Nosbaum will not stand for re-election at the Company’s 2019 Annual Meeting of Stockholders. All other current directors, other than Mr. Nosbaum, will stand for re-election at Quanex’s 2019 Annual Meeting of Stockholders. Mr. Maier is the President and CEO of Armstrong Flooring, Inc., an NYSE-listed global producer of flooring products for use primarily in the construction and renovation of commercial, residential and institutional buildings. Prior to assuming that role, Mr. Maier served as Executive Vice President and CEO of the Flooring Products division of Armstrong World Industries, Inc. from 2014 to 2016, and as Senior Vice President, Global Operations Excellence of Armstrong World Industries, Inc. from 2010 to 2014. Mr. Maier also served as Senior Advisor of TPG Capital Advisors from 2007 to 2010, and in various senior leadership, strategic, marketing, business development, and engineering roles at Hillenbrand Industries and its subsidiaries Hill-Rom and Batesville Casket Company from 1987 to 2007. Bill Griffiths, Chairman, President and Chief Executive Officer of Quanex, commented, “We are delighted to nominate Don for election by our shareholders as a new member of our Board. His extensive manufacturing, engineering, marketing and operational experience will make him a valuable member, and his experience as a director and CEO of a global and publicly-traded building products company has provided him with corporate governance, international business and public company expertise. In addition, I would be remiss if I didn’t recognize LeRoy’s many contributions to our Board. He has been a valued Board member since 2010 and we have been fortunate to benefit from his experience and oversight in many areas. We will miss his business insight, advice and thoughtful perspective. We wish LeRoy and his family all the best in his retirement.” About Quanex Quanex Building Products Corporation is an industry-leading manufacturer of components sold to Original Equipment Manufacturers (OEMs) in the building products industry. Quanex designs and produces energy-efficient fenestration products in addition to kitchen and bath cabinet components. Additional Information and Where to Find It This press release may be deemed to be solicitation material in respect of the solicitation of proxies from stockholders for the Company’s 2019 Annual Meeting of Stockholders. Quanex has filed a definitive proxy statement on Schedule 14A and form of proxy card with the Securities and Exchange Commission (“SEC”) in connection with such solicitation (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers may be deemed to be participants in such solicitation, and information regarding Quanex’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Investors and stockholders are advised to read all relevant documents filed or furnished to the SEC before making any voting www.quanex.com decision, including the Definitive Proxy Statement and any supplements thereto, because they will contain important information. Stockholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that Quanex files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.investors.quanex.com. Contact: Scott Zuehlke VP, Investor Relations & Treasurer 713-877-5327 scott.zuehlke@quanex.com